UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 29, 2004

MAPINFO CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-23078	06-1166630
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

ONE GLOBAL VIEW, TROY, NEW YORK 12180
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  (518) 285-6000

INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information required by this item is included in Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 29, 2004, MapInfo Corporation (the "Company"), entered into a loan agreement (the "Loan Agreement") with Charter One Bank, N.A. (the "Bank") establishing a $15.0 million unsecured revolving credit facility for the Company. Borrowings under the Loan Agreement will bear interest at a floating rate based on the Bank's prime rate or the rate offered the Bank for Eurodollar deposits by lending banks in the London Interbank Market, at the Company's discretion. This Loan Agreement will terminate on September 28, 2005.

The ability of the Company to borrow under the Loan Agreement is subject to the Company's ongoing compliance with certain financial covenants and other covenants, including a covenant as to the Company's funded debt to cash ratio. In addition, under the terms of the Loan Agreement, if any borrowings are outstanding and any event of default occurs, including a payment default or insolvency of the Company, the Bank would be entitled to accelerate any outstanding amounts owed by the Company. As of October 1, 2004, there are no amounts outstanding under this Loan Agreement.

The Company has obtained this revolving credit facility for working capital and general corporate purposes, including possible acquisitions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MapInfo Corporation

Date: October 1, 2004	By: /s/ K. Wayne McDougall
K. Wayne McDougall Vice President and Chief Financial Officer (principal financial and accounting officer)